As filed with the Securities and Exchange Commission on April 3, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Avinger, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3841	20-8873453
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

400 Chesapeake Drive

Redwood City, California 94063

(650) 241-7900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jeffrey M. Soinski

Chief Executive Officer

Avinger, Inc.

400 Chesapeake Drive

Redwood City, CA 94063

(650) 241-7900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David Marx, Esq.

Josh Erekson, Esq.

Dorsey & Whitney LLP

111 S. Main Street, Suite 2100

Salt Lake City, UT 84111

(801) 933-7360

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)	Dated April 3, 2024

2,046,943 Shares of Common Stock Offered by the Selling Stockholder

Avinger, Inc.

This prospectus relates to the offering and resale, from time to time, by the selling stockholder identified herein (the “Selling Stockholder”) of up to 2,046,943 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) issued or issuable to the Selling Stockholder including (i) 75,327 shares of Common Stock issued by us on March 5, 2024 pursuant to a securities purchase agreement for a private placement entered into on March 4, 2024 (the “Private Placement”) and (ii) 1,971,616 shares of Common Stock issuable upon the conversion of unregistered Series F convertible preferred stock, par value $0.001 per share (“Series F Preferred Stock”), which was also issued in the Private Placement. Please see “The Private Placement” beginning on page 29 of this prospectus.

The Selling Stockholder may sell all or a portion of the shares of Common Stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. The Selling Stockholder may offer its shares at prevailing market prices or privately negotiated prices. Please see the section entitled “Plan of Distribution” on page 32 of this prospectus for more information. For information on the Selling Stockholder, see the section entitled “Selling Stockholder” on page 3 of this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “AVGR”. On April 2, 2024, the closing price for our Common Stock, as reported on The Nasdaq Capital Market, was $3.09 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” contained in this prospectus beginning on page 7 and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _________________, 2024.

TABLE OF CONTENTS

About this Prospectus	1
Prospectus Summary	2
The Offering	5
Risk Factors	7
Special Note Regarding Forward-Looking Statements	12
Industry and Market Data	13
Use of Proceeds	14
Description of the Securities	15
The Private Placement	29
Selling Stockholder	30
Plan of Distribution	32
Legal Matters	34
Experts	34
Where You Can Find More Information	34
Incorporation of Certain Information by Reference	35

ABOUT THIS PROSPECTUS

We and the Selling Stockholder have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus. We and the Selling Stockholder take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations, and prospects may have changed since that date.

For investors outside the United States: We and the Selling Stockholder have not done anything that would permit the sale of our Common Stock being offered by the Selling Stockholder in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares and the distribution of this prospectus outside the United States.

Unless the context otherwise indicates, references in this prospectus to “Avinger” the “Company,” “we,” “us,” and “our” refer, collectively, to Avinger, Inc., a Delaware corporation, and its subsidiaries.

“Avinger,” “Pantheris,” “Lumivascular,” and “Tigereye” are trademarks of our company. Our logo and our other trade names, trademarks and service marks appearing in this prospectus are our property. Other trade names, trademarks and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ™ symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or in filings we make with the Securities and Exchange Commission (“SEC”) that are incorporated herein by reference. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read the entire prospectus, including the information incorporated by reference herein, carefully, including the section titled “Risk Factors,” included elsewhere in this prospectus, and in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included in our annual report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated herein by reference. Some of the statements in this prospectus constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are a commercial-stage medical device company that designs, manufactures, and sells real-time high-definition image-guided, minimally invasive catheter-based systems that are used by physicians to treat patients with peripheral artery disease (“PAD”). Patients with PAD have a build-up of plaque in the arteries that supply blood to areas away from the heart, particularly the pelvis and legs. Our mission is to significantly improve the treatment of vascular disease through the introduction of products based on our Lumivascular platform, the only intravascular real-time high-definition image-guided system available in this market.

We design, manufacture, and sell a suite of products in the United States and select international markets. We are located in Redwood City, California. Our current Lumivascular platform consists of products including our Lightbox imaging console, the Ocelot and Tigereye family of devices, which are image-guided devices designed to allow physicians to penetrate a total blockage in an artery, known as a chronic total occlusion (“CTO”), and the Pantheris family of catheters, our image-guided atherectomy catheters which are designed to allow physicians to precisely remove arterial plaque in PAD patients.

We are in the process of developing CTO crossing devices to target the coronary CTO market. However, the market for medical devices in the coronary artery disease (“CAD”) space is highly competitive, dynamic, and marked by rapid and substantial technological development and product innovation and there is no guarantee that we will be successful in developing and commercializing any new CAD product. At this stage, we are working on understanding market requirements, and initiated the development process for the new CAD product, which we anticipate will require additional expenses.

We obtained CE Marking for our original Ocelot product in September 2011 and received from the FDA 510(k) clearance in November 2012. We received 510(k) clearance from the FDA for commercialization of Pantheris in October 2015. We also received an additional 510(k) clearance for an enhanced version of Pantheris in March 2016 and commenced sales of Pantheris in the United States and select European countries promptly thereafter. In May 2018, we received 510(k) clearance from the FDA for our current next-generation version of Pantheris. In April 2019, we received 510(k) clearance from the FDA for our Pantheris Small Vessel (“SV”), a version of Pantheris targeting smaller vessels, and commenced sales in July 2019. In September 2020, we received 510(k) clearance of Tigereye, a next-generation CTO crossing system utilizing Avinger’s proprietary image-guided technology platform. Tigereye is a product line extension of Avinger’s Ocelot family of image-guided CTO crossing catheters. In January 2022, we received 510(k) clearance from the FDA for our Lightbox 3 imaging console, an advanced version of our Lightbox that allows for easy portability and offers significant reductions in size, weight, and production cost in comparison to the incumbent version.

In April 2023, we received 510(k) clearance from the FDA for Tigereye Spinning Tip (“ST”), a next-generation image-guided CTO crossing system. Tigereye ST is a line extension of our Ocelot and Tigereye family of CTO crossing catheters. This new image-guided catheter incorporates design upgrades to the tip configuration and catheter shaft to increase crossing power and procedural success in challenging lesions, as well as design enhancements for ease of image interpretation during the procedure. The low-profile Tigereye ST has a working length of 140 cm and 5 French sheath. We initiated a limited launch of Tigereye ST in the second quarter of 2023 and subsequently expanded to full commercial availability within the United States during the third quarter of 2023.

In June 2023, we received 510(k) clearance from the FDA for Pantheris Large Vessel (“LV”), a next generation image guided atherectomy system for the treatment of larger vessels, such as the superficial femoral artery (“SFA”) and popliteal arteries. Pantheris LV is a line extension of our Pantheris and Pantheris SV family of atherectomy products. This catheter offers higher speed plaque excision for efficient removal of challenging occlusive tissue and multiple features to streamline and simplify user-operation, including enhanced tissue packing and removal, a radiopaque gauge to measure volume of plaque excised during the procedure, and enhanced guidewire management. We initiated a limited launch of the Pantheris LV during the third quarter of 2023 and expect to expand to full commercial availability within the United States around mid-year 2024.

Current treatments for PAD, including bypass surgery, can be costly and may result in complications, high levels of post-surgery pain, and lengthy hospital stays and recovery times. Minimally invasive, or endovascular, treatments for PAD include stenting, angioplasty, and atherectomy, which is the use of a catheter-based device for the removal of plaque. These treatments all have limitations in their safety or efficacy profiles and frequently result in recurrence of the disease, also known as restenosis. We believe one of the main contributing factors to high restenosis rates for PAD patients treated with endovascular technologies is the amount of vascular injury that occurs during an intervention. Specifically, these treatments often disrupt the membrane between the outermost layers of the artery, which is referred to as the external elastic lamina (“EEL”).

We believe our Lumivascular platform is the only technology that offers radiation free, high-definition real-time visualization of the inside of the artery during PAD treatment through the use of optical coherence tomography (“OCT”), a high resolution, light-based, radiation-free imaging technology. Our Lumivascular platform provides physicians with high-definition real-time OCT images from the inside of an artery, and we believe Ocelot and Pantheris are the first products to offer intravascular visualization during CTO crossing and atherectomy, respectively. We believe this approach will significantly improve patient outcomes by providing physicians with a clearer picture of the artery using radiation-free image guidance during treatment, enabling them to better differentiate between plaque and healthy arterial structures. Our Lumivascular platform is designed to improve patient safety by enabling physicians to direct treatment towards the plaque, while avoiding damage to healthy portions of the artery.

During the first quarter of 2015, we completed enrollment of patients in VISION, a clinical trial designed to support our August 2015 510(k) submission to the FDA for our Pantheris atherectomy device. VISION was designed to evaluate the safety and efficacy of Pantheris to perform atherectomy using intravascular imaging and successfully achieved all primary and secondary safety and efficacy endpoints. We believe the data from VISION allows us to demonstrate that avoiding damage to healthy arterial structures, and in particular disruption of the external elastic lamina, which is the membrane between the outermost layers of the artery, reduces the likelihood of restenosis, or re-narrowing, of the diseased artery. Although the original VISION study protocol was not designed to follow patients beyond six months, we worked with 18 of the VISION sites to re-solicit consent from previous clinical trial patients in order for them to evaluate patient outcomes through 12 and 24 months following initial treatment. Data collection for the remaining patients from participating sites was completed in May 2017, and we released the final 12- and 24-month results for a total of 89 patients in July 2017.

During the fourth quarter of 2017, we began enrolling patients in INSIGHT, a clinical trial designed to support a submission to the FDA to expand the indication for our Pantheris atherectomy device to include the treatment of in-stent restenosis. Patient enrollment began in October 2017 and was completed in July 2021. Patient outcomes were evaluated at thirty days, six months and one year following treatment. In November 2021, we received 510(k) clearance from the FDA for this new clinical indication for treating in-stent restenosis with Pantheris using the data collected and analyzed from INSIGHT. We expect this will expand our addressable market for Pantheris to include a high-incidence disease state for which there are few available indicated or effective treatment options.

We are pursuing additional clinical data programs including a post-market study, IMAGE-BTK, that is designed to evaluate the safety and efficacy of Pantheris SV in the treatment of PAD lesions below-the-knee. We completed patient enrollment in 2023. Patient outcomes are being evaluated at thirty days, six months and one year following treatment. We expect this will bolster the application of Pantheris SV as a primary interventional tool to address below-the-knee lesions for which there are few available effective treatment options.

We focus our direct sales force, marketing efforts and promotional activities on interventional cardiologists, vascular surgeons and interventional radiologists. We also work on developing strong relationships with physicians and hospitals that we have identified as key opinion leaders. Although our sales and marketing efforts are directed at these physicians because they are the primary users of our technology, we consider the hospitals and medical centers where the procedure is performed to be our customers, as they typically are responsible for purchasing our products. We are designing additional future products to be compatible with our Lumivascular platform, which we expect to enhance the value proposition for hospitals to invest in our technology. Pantheris qualifies for existing reimbursement codes currently utilized by other atherectomy products, further facilitating adoption of our products.

We have assembled a team with extensive medical device development and commercialization experience in both start-up and large, multi-national medical device companies. We assemble all of our catheter products at our manufacturing facility but certain critical processes, such as coating and sterilization, are performed by outside vendors. Our Lightbox 3 imaging console is assembled through a qualified contract manufacturer. We expect our current manufacturing facility in California, will be sufficient through at least 2024. We generated revenues of $10.1 million in 2021, $8.3 million in 2022 and $7.7 million in 2023. Revenue in 2020 was adversely affected by COVID-19 as hospitals deferred elective procedures, which among other things, created unpredictability in case volume. This unpredictability created more volatility in our revenues which continued to adversely affect our business in 2021 and to a lesser extent, in 2022. The decline in revenue in 2022 and 2023 was primarily attributable to the adverse effects of staffing shortages, resource constraints on our customers, and the impact of a very competitive market for talent on the retention of our commercial team.

Company Information

We were incorporated in Delaware on March 8, 2007. Our principal executive offices are located at 400 Chesapeake Drive, Redwood City, CA 94063, and our telephone number is (650) 241-7900. Our website address is www.avinger.com. The information on, or that may be accessed through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

We make available, free of charge on our corporate website at www.avinger.com, copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements, and all amendments to these reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act. We also show detail about stock trading by corporate insiders by providing access to SEC Forms 3, 4 and 5. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov.

The information in or accessible through the websites referred to above are not incorporated into, and are not considered part of, this filing. Further, our references to the URLs for these websites are intended to be inactive textual references only.

THE OFFERING

Issuer	Avinger, Inc., a Delaware corporation

Securities offered by the Selling Stockholder	75,327 shares of our Common Stock and 1,971,616 shares of our Common Stock issuable upon the conversion of the Series F Preferred Stock.

Common stock outstanding	1,586,434 shares as of April 1, 2024

Common stock outstanding assuming all Series F Preferred Stock are converted	3,558,050 shares

Conversion price of securities

In the Private Placement that closed on March 5, 2024, the Selling Stockholder purchased 75,327 shares of our Common Stock at a purchase price per share of $3.664, and 7,224 shares of Series F Preferred Stock at a stated value of $1,000, for an aggregate purchase price of $7.5 million. Each shares of Series F Preferred Stock is initially convertible into approximately 273 shares of Common Stock at a conversion price of $3.664.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares being offered by the Selling Stockholder.

Risk Factors

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 and other information included and incorporated by reference in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our Common Stock.

Nasdaq Listing	Our Common Stock is listed on Nasdaq under the symbol “AVGR.”

The number of shares of Common Stock to be outstanding immediately after this offering is based on 1,586,434 shares of our Common Stock outstanding as of April 1, 2024 and excludes (in each case as of April 1, 2024):

●	15 shares of Common Stock issuable upon the exercise of stock options outstanding with a weighted average exercise price of $183,340 per share;

●

2,931,022 shares of Common Stock issuable upon conversion of outstanding preferred stock, comprised of 2,729,257 shares of Common Stock issuable upon conversion of outstanding Series A-1 preferred stock, 23,205 shares of Common Stock issuable upon conversion of outstanding Series B preferred stock and 178,560 shares of Common Stock issuable upon conversion of outstanding Series E preferred stock;

●

456,096 shares of Common Stock issuable upon exercise of outstanding warrants, comprised of 2,993 shares of Common Stock issuable upon exercise of outstanding Series 1 Warrants, 2,903 shares of Common Stock issuable upon exercise of outstanding Series 2 Warrants, 53,833 shares of Common Stock issuable upon exercise of outstanding January 2022 financing warrants; 4,433 shares of Common Stock issuable upon exercise of outstanding Placement Agent warrants issued in the January 2022 financing; 190,259 shares of Common Stock issuable upon exercise of outstanding Series A Preferred Investment Options issued in the August 2022 financing; 190,259 shares of Common Stock issuable upon exercise of outstanding Series B Preferred Investment Options issued in the August 2022 financing; and 11,416 shares of Common Stock issuable upon exercise of outstanding Placement Agent warrants issued in the August 2022 financing;

●	115,792 unvested restricted stock awards; and

●

68,109 shares of Common Stock reserved for future issuance under our 2015 Equity Incentive Plan, or our 2015 Plan, and any additional shares that become available under our 2015 Plan pursuant to provisions thereof that automatically increase the share reserve under the plan each year.

Unless otherwise indicated, the information in this prospectus, including the number of shares outstanding after this offering, does not reflect:

●	any issuance, exercise, vesting, expiration, or forfeiture of any additional equity awards under our equity incentive plans or stock purchase plans that occurred after February 29, 2024.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below and discussed under this section, together with other information in this prospectus and the documents incorporated by reference in this prospectus, including the information set forth under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2023. If any of these risks actually occurs, our business, financial condition or results of operations could be seriously harmed. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment.

Risks Related to Our Business

You should read and consider risk factors specific to our business before making an investment decision. Those risks are described below and in the sections entitled “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2023, and in other documents incorporated by reference into this prospectus. Please be aware that additional risks and uncertainties not currently known to us or that we currently deem to be immaterial could also materially and adversely affect our business, results of operations, financial condition, cash flows or prospects.

Risks Related to this Offering

You may experience future dilution as a result of future equity offerings or other equity issuances.

In order to raise additional capital, we believe that we will offer and issue additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock in the future. We cannot assure you that we will be able to sell shares of our Common Stock or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by purchasers in this offering, and investors purchasing other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock in future transactions may be higher or lower than the price per share in this offering.

Further, we have a significant number of warrants outstanding. To the extent that outstanding warrants have been or may be exercised, outstanding restricted stock units or restricted stock awards vest, instruments that are convertible or exercisable into Common Stock, if any, are converted or exercised, or other shares issued, you may experience further dilution. Further, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plan.

Nasdaq may delist our securities from its exchange, which could harm our business and limit our stockholders’ liquidity.

Our Common Stock is currently listed on the Nasdaq Capital Market (“Nasdaq”), which has qualitative and quantitative listing criteria. However, we cannot assure you that our Common Stock will continue to be listed on Nasdaq in the future. In order to continue listing our Common Stock on Nasdaq, we must maintain certain financial, distribution and stock price levels. Generally, we must maintain a minimum amount in stockholders’ equity, a minimum number of holders of our Common Stock and a minimum bid price.

On May 18, 2023, we received notice (the “Stockholders’ Equity Deficiency Letter”) from the Staff that we no longer satisfy the $2.5 million stockholders’ equity requirement for continued listing on The Nasdaq Capital Market, or the alternatives to that requirements – a $35 million market value of listed securities or $500,000 in net income in the most recent fiscal year or two of the last three fiscal years – as required by Nasdaq Listing Rule 5550(b) (the “Equity Requirement”).

The Stockholders’ Equity Deficiency Letter has no immediate effect on our continued listing on The Nasdaq Capital Market. In accordance with the Nasdaq Listing Rules, we were provided 45 calendar days, or until July 3, 2023, to submit a plan to regain compliance with the Equity Requirement (the “Compliance Plan”). We submitted the Compliance Plan to Nasdaq on July 3, 2023. On July 31, 2023, the Staff granted our request for an extension of the deadline to regain compliance with the Equity Requirement to November 14, 2023 and on March 14, 2024, the Staff granted our request for an extension of the deadline to regain compliance to May 20, 2024.

Under the terms of the extension, we must provide to the Staff a publicly available report that evidences such compliance and otherwise complies with the conditions included in the extension notice. In the event we do not evidence full compliance with the Nasdaq listing criteria by May 20, 2024, the Staff will provide written notification that our securities will be delisted. At that time, we may appeal the Staff’s determination to a Nasdaq Hearings Panel (the “Panel”). Our request for a hearing would stay any further action by the Staff at least pending a hearing, the subsequent issuance of a decision by the Panel, and the expiration of any additional extension the Panel may grant us as a result of the hearing. However, there can be no assurance that we will ultimately regain compliance with all applicable requirements for continued listing on Nasdaq.

We intend to actively monitor our bid price and stockholders’ equity and will consider available options to resolve these deficiencies and regain compliance with the Nasdaq Listing Rules. We expect that regaining compliance with the Equity Requirement will require us to take actions such as converting outstanding indebtedness into equity or issuing additional shares of capital stock, which could result in significant dilution to our current stockholders. However, we may not be successful in executing such transactions on terms favorable to us, or at all. In addition, there can be no guarantee that such efforts will succeed in helping us regain compliance with the Nasdaq Listing Rules

If Nasdaq delists our Common Stock from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity for our securities;
●

a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If our Common Stock continues to be listed on NASDAQ, our Common Stock will be a covered security. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case.

Our stock price may be volatile, and purchasers of our Common Stock could incur substantial losses.

Our stock price has fluctuated significantly since our IPO and is likely to continue to fluctuate substantially. As a result of this price fluctuation, investors may experience losses on their investments in our stock. In addition, the development stage of our operations may make it difficult for investors to evaluate the success of our business to date and to assess our future viability. The market price for our Common Stock may be influenced by many factors, including:

●	sales of stock by our existing stockholders, including our affiliates;

●	market acceptance of our Lumivascular platform and products;

●	the results of our clinical trials;

●	changes in analysts’ estimates, investors’ perceptions, recommendations by securities analysts or our failure to achieve analysts’ and our own estimates;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actual or anticipated fluctuations in our financial condition and operating results;

●	quarterly variations in our or our competitors’ results of operations;

●	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors;

●	changes in operating performance and stock market valuations of other technology companies generally, or those in the medical device industry in particular;

●	the loss of key personnel, including changes in our board of directors and management;

●	legislation or regulation of our business;

●	lawsuits threatened or filed against us;

●	the announcement or approvals of new products or product enhancements by us or our competitors;

●	announcements related to patents issued to us or our competitors and to litigation; and

●	developments in our industry.

From time to time, our affiliates may sell stock for reasons due to their personal financial circumstances. These sales may be interpreted by other stockholders as an indication of our performance and result in subsequent sales of our stock that have the effect of creating downward pressure on the market price of our Common Stock. In addition, the stock prices of many companies in the medical device industry have experienced wide fluctuations that have often been unrelated to the operating performance of those companies.

The market price and trading volume of our Common Stock has been volatile, and it may continue to be volatile. We cannot predict the price at which our Common Stock will trade in the future and it may decline. The price at which our Common Stock trades may fluctuate significantly and may be influenced by many factors, including our financial results; developments generally affecting our industry; general economic, industry and market conditions; the depth and liquidity of the market for our Common Stock; investor perceptions of our business; reports by industry analysts; announcements by other market participants, including, among others, investors, our competitors, and our customers; regulatory action affecting our business; and the impact of other “Risk Factors” discussed in this Annual Report. In addition, changes in the trading price of our Common Stock may be inconsistent with our operating results and outlook. The volatility of the market price of our Common Stock may adversely affect investors’ ability to purchase or sell shares of our Common Stock.

We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs and our failure to obtain additional financing when needed could force us to delay, reduce or eliminate our product development programs and commercialization efforts or cause us to become insolvent.

On March 5, 2024, we entered into a financing as part of a broader strategic collaboration with Zylox-Tonbridge Medical Technology Co., Ltd. (“Zylox-Tonbridge”) in which we received an aggregate of $7.5 million before any commissions, legal and accounting fees, and other ancillary expenses. We believe that our cash and cash equivalents of $2.1 million at February 29, 2024, together with the aforementioned financing, and expected revenues, debt and financing activities and funds from operations will be sufficient to allow us to fund our current operations through the second quarter of 2024. Even though we received proceeds of $7.5 million from the sale of our Common Stock and Series F Preferred Stock in March 2024, we will need to raise additional funds through future equity or debt financings in the near future to meet our operational needs and capital requirements for product development, clinical trials and commercialization. We can provide no assurance that we will be successful in raising funds pursuant to additional equity or debt financings or that such funds will be raised at prices that do not create substantial dilution for our existing stockholders. Given the volatility of our stock price, any financing that we undertake could cause substantial dilution to our existing stockholders.

To date, we have financed our operations primarily through sales of our products and net proceeds from the issuance of our preferred stock and debt financings, our initial public offering (“IPO”), and our follow-on public offerings. We do not know when or if our operations will generate sufficient cash to fund our ongoing operations. We cannot be certain that additional capital will be available as needed on acceptable terms, or at all. In the future, we may require additional capital in order to (i) continue to conduct research and development activities, (ii) conduct post-market clinical studies, as well as clinical trials to obtain regulatory clearances and approvals necessary to commercialize our Lumivascular platform products, (iii) expand our sales and marketing infrastructure, (iv) acquire complementary businesses technologies or products; or (v) respond to business opportunities, challenges, a decline in sales, increased regulatory obligations or unforeseen circumstances. Our future capital requirements will depend on many factors, including:

●	the degree of success we experience in commercializing our Lumivascular platform products, particularly Pantheris, and any future versions of such products;

●	the costs, timing and outcomes of clinical trials and regulatory reviews associated with our future products;

●	the costs and expenses of maintaining or expanding our sales and marketing infrastructure and our manufacturing operations;

●	the costs and timing of developing variations of our Lumivascular platform products, especially Pantheris and, if necessary, obtaining FDA clearance of such variations;

●	the extent to which our Lumivascular platform is adopted by hospitals for use by interventional cardiologists, vascular surgeons and interventional radiologists in the treatment of PAD;

●	the number and types of future products we develop and commercialize;

●	the costs of defending ourselves against future litigation;

●	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; and

●	the extent and scope of our general and administrative expenses.

We may raise additional funds in equity or debt financings or enter into credit facilities in order to access funds for our capital needs. Any debt financing obtained by us in the future would cause us to incur additional debt service expenses and could include restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and pursue business opportunities. In addition, due to our current level of debt, future equity investors may require that we convert all or a portion of our debt to equity, and our debtholders may not agree to such terms. If we raise additional funds through further issuances of equity or convertible debt securities, and/or if we convert all or a portion of our existing debt to equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our Common Stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, we may terminate or delay the development of one or more of our products, delay clinical trials necessary to market our products, delay establishment of sales and marketing capabilities or other activities necessary to commercialize our products, and significantly scale back our operations, or we may become insolvent. If this were to occur, our ability to continue to grow and support our business and to respond to business challenges could be significantly limited.

We have outstanding shares of convertible preferred stock, some of which contain “full-ratchet” anti-dilution protection, which may cause significant dilution to our stockholders.

As of April 1, 2024, we had outstanding 1,702,226 shares of Common Stock (including 115,792 shares subject to unvested restricted stock awards). As of that date we had outstanding 85 shares of Series B convertible preferred stock convertible into an aggregate of 23,205 shares of Common Stock, 10,000 shares of Series A-1 convertible preferred stock convertible, subject to certain conditions, into an aggregate of 2,729,257 shares of Common Stock, 1,920 shares of Series E convertible preferred stock convertible into an aggregate of 178,560 shares of Common Stock and 7,224 shares of Series F convertible preferred stock convertible into an aggregate of 1,971,616 shares of Common Stock. The issuance of shares of Common Stock upon the conversion of such shares of preferred stock would dilute the percentage ownership interest of all stockholders, might dilute the book value per share of our Common Stock and would increase the number of our publicly traded shares, which could depress the market price of our Common Stock.

The shares of Series B preferred stock contain a “full-ratchet” anti-dilution provision which, subject to limited exceptions, would reduce the conversion price of the Series B preferred stock (and increase the number of shares issuable) in the event that we in the future issue Common Stock, or securities convertible into or exercisable to purchase Common Stock, at price per share lower than the conversion price then in effect. Our outstanding 85 shares of Series B preferred stock are convertible into 14,790 shares of Common Stock at a conversion price of $5.732 per share. The shares of Common Stock sold in this offering, if any, will be sold from time to time at various prices, and this “full-ratchet” anti-dilution provision will be triggered if the Common Stock is sold in this offering at a price below the then conversion price of the Series B preferred stock.

The Series F Preferred Stock and Series E preferred have liquidation preferences senior to our Common Stock, Series A-1 preferred stock and Series B preferred stock.

The Series E and Series F preferred stock have a liquidation preference payable prior to any payment on our Common Stock (including shares issuable upon the exercise of our outstanding warrants), Series A-1 preferred stock and Series B preferred stock. payment of the liquidation preferences could result in Common Stock holders, Series A-1 preferred stockholders, Series B preferred stockholders and warrant holders not receiving any consideration if we were to liquidate, dissolve or wind up, either voluntarily or involuntarily.

Future sales of our Common Stock in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our Common Stock in the public market, or the perception that these sales might occur, could depress the market price of our Common Stock, and could impair our ability to raise capital through the sale of additional equity securities. As of April 1, 2024, we had 1,702,226 shares of Common Stock (including 115,792 shares subject to unvested restricted stock awards) outstanding, all of which, other than shares held by our directors and certain officers and affiliates, were eligible for sale in the public market, subject in some cases to compliance with the requirements of Rule 144, including the volume limitations and manner of sale requirements.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to the Delaware General Corporation Law or our certificate of incorporation or bylaws (iv) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers or employees. If a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, as amended, that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, research and development costs, the anticipated timing, costs and conduct of our planned clinical trials, the timing and likelihood of regulatory filings and approvals, the potential benefits of our products, timing and likelihood of success, plans and objectives of management for future operations, and future results of anticipated products are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus or the documents incorporated by reference in this prospectus, as applicable, and are subject to a number of risks, uncertainties and assumptions described under the sections in this prospectus and the documents incorporated by reference herein entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus and the documents incorporated by reference herein. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See the section titled “Where You Can Find More Information.”

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus, and while we believe such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

INDUSTRY AND MARKET DATA

This prospectus and the documents incorporated by reference herein and therein contain estimates, projections and other information concerning our industry, our business, and the markets for certain products, including data regarding the estimated size of those markets, their projected growth rates and the incidence and prevalence of certain medical conditions. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market, and other data from our own research as well as from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by independent third parties and by us.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our Common Stock being offered for sale by the Selling Stockholder.

DESCRIPTION OF THE SECURITIES

The Selling Stockholder is offering up to 2,046,943 shares of our Common Stock, which includes 75,327 shares of Common Stock issued by us on March 5, 2024 pursuant to a securities purchase agreement for a private placement entered into on March 4, 2024 (the “Private Placement”) and (ii) 1,971,616 issued or issuable upon conversion of the Series F Preferred Stock previously issued to the Selling Stockholder. The following description summarizes the material terms and provisions of our capital stock, including the Common Stock the Selling Stockholder may offer under this prospectus. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. The terms of our capital stock may also be affected by Delaware law.

General

Our authorized capital stock consists of one hundred million (100,000,000) shares of Common Stock, $0.001 par value per share, and five million (5,000,000) shares of undesignated preferred stock, $0.001 par value per share.

Common Stock

Outstanding Shares

As of April 1, 2024, there 1,702,226 shares of Common Stock (including 115,792 shares subject to unvested restricted stock awards), held of record by 129 stockholders. Our board of directors is authorized, without stockholder approval, to issue additional shares of our Common Stock. As of April 1, 2024, there were 456,096 shares of Common Stock subject to the exercise of outstanding warrants, 4,902,638 shares of Common Stock subject to the conversion of outstanding preferred stock, and 115,807 shares of Common Stock subject to outstanding equity awards.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

There are 100,000,000 shares of Common Stock authorized for issuance. Pursuant to our amended and restated certificate of incorporation, each holder of our Common Stock is entitled to one vote for each share on all matters submitted to a vote of stockholders; provided, however, that, except as otherwise required by law, holders of our Common Stock, as such, shall not be entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our amended and restated certificate of incorporation. Pursuant to our amended and restated certificate of incorporation and amended and restated bylaws, corporate actions can generally be taken by a majority of our board and/or stockholders holding a majority of our outstanding shares, except as otherwise indicated in the section entitled “Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws,” where certain amendments to our amended and restated certificate of incorporation and amended and restated bylaws require the vote of at least 66 2/3% of our then outstanding voting securities. Additionally, our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a plurality of the votes cast at a meeting of stockholders will be able to elect all of the directors then standing for election.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this offering, when paid for, will be, fully paid and nonassessable.

Preferred Stock

Under our Charter, we have authority, subject to any limitations prescribed by law and without further stockholder approval, to issue from time to time up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series. As of April 1, 2024, 10,000 shares of preferred stock were designated Series A-1 preferred stock, 18,000 shares of preferred stock were designated Series B preferred stock, 8,586 shares of preferred stock were designated Series C preferred stock, 5,000 shares of preferred stock were designated Series E preferred stock and 7,224 shares of preferred stock were designated Series F Preferred Stock. As of April 1, 2024, 10,000 shares of Series A-1 preferred stock were issued and outstanding, 85 shares of Series B preferred stock were issued and outstanding, no shares of Series C preferred stock were issued and outstanding, no shares of Series D preferred stock were issued and outstanding, 1,920 shares of Series E preferred stock were issued and outstanding and 7,224 shares of Series F Preferred Stock were issued and outstanding. Pursuant to our Charter, we are authorized to issue “blank check” preferred stock, which may be issued from time to time in one or more series upon authorization by our board of directors. Our board of directors, without further approval of the stockholders, is authorized to fix the designation, powers, preferences, relative, participating optional or other special rights, and any qualifications, limitations and restrictions applicable to each series of the preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power or rights of the holders of our Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.

Series A-1 Convertible Preferred Stock

The preferences and rights of the Series A-1 preferred stock are as set forth in a Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Convertible Preferred Stock, or the Series A Certificate of Designation, which is included as Exhibit 3.16 to the registration statement of which this prospectus forms a part. The following is a summary of the material terms of our Series A-1 preferred stock and is qualified in its entirety by the Series A-1 Certificate of Designation. Please refer to the Series A-1 Certificate of Designation for more information on the preferences, rights and limitations of Series A-1 preferred stock.

Liquidation. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series A-1 preferred stock will be entitled to receive distributions out of our assets, whether capital or surplus, an amount equal to the par value of the Series A-1 preferred stock plus any accrued and unpaid dividends thereon. Amounts payable to the Series A-1 preferred stock upon any dissolution, liquidation or winding up are payable prior and in preference to the payment of any amounts to the holders of our Common Stock.

Conversion. Each share of Series A-1 preferred stock is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of Common Stock determined by dividing $1,000 by the conversion price of $3.664 (subject to adjustment as described below). This right to convert is limited by the beneficial ownership limitation described below.

Forced Conversion. If the Company’s average market capitalization is at least $100,000,000 both (i) on a given date, based on the closing price and number of shares outstanding and (ii) for the prior quarter, based on the volume-weighted average closing price during such quarter and number of shares outstanding on the last day of such quarter, the Series A-1 preferred stock is subject to mandatory conversion (subject to the beneficial ownership limitation below).

Beneficial Ownership Limitation. A holder shall have no right to convert any portion of Series A-1 preferred stock, to the extent that, after giving effect to such conversion, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% (or, upon election by a holder any higher or lower percentage) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon such conversion. A holder of Series A-1 preferred stock may adjust the percentage of the beneficial ownership upon not less than 61 days prior notice. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Holders of Series A-1 preferred stock who are subject to such beneficial ownership limitation are and will remain responsible for ensuring their own compliance with Regulation 13D-G promulgated under the Securities Exchange Act of 1934, as amended, consistent with their individual facts and circumstances. In addition, pursuant to Rule 13d-3(d)(1)(i) promulgated under the Securities Exchange Act of 1934, as amended, any person who acquires Series A-1 preferred stock with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying Common Stock.

Optional Redemption. Subject to the terms of the certificate of designation, the Company holds an option to redeem some or all the Series A-1 preferred stock for $1,000 per share, upon 30 days prior written notice to the holder of the Series A-1 preferred stock.

Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in shares of Common Stock on shares of Common Stock or any other Common Stock equivalents, subdivide or combine outstanding Common Stock, or reclassify Common Stock, the conversion price will be adjusted by multiplying the then effective conversion price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event.

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our Common Stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of Common Stock, then following such event, the holders of the Series A-1 preferred stock will be entitled to receive upon conversion of the Series A-1 preferred stock the same kind and amount of securities, cash or property which the holders would have received had they converted the Series A-1 preferred stock immediately prior to such fundamental transaction.

Voting Rights, etc. Except as otherwise provided in the Series A-1 Certificate of Designation or required by law, the Series A-1 preferred stock has no voting rights. However, as long as any shares of Series A-1 preferred stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A-1 preferred stock, (i) materially alter or amend the powers, preferences, or rights of the Series A-1 preferred stock or the Series A-1 Certificate of Designation in any manner adverse to the holders of Series A-1 preferred stock, (ii) materially amend the certificate of incorporation or other charter documents of the Company in a manner adverse to the Series A-1 preferred stock; (iii) increase the number of authorized shares of Series A-1 preferred stock; or (iv) enter into any agreement with respect to any of the foregoing.

Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of Series A-1 preferred stock. Rather, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of Common Stock. The Series A-1 preferred stock was issued in book-entry form under a preferred stock agent agreement between Equiniti Trust Company as preferred stock agent, and us, and was initially represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. There is no established public trading market for the Series A-1 preferred stock and we do not expect a market to develop. We do not plan on applying to list the Series A-1 preferred stock on The Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system. The transfer agent for our Series A-1-1 preferred stock is Equiniti Trust Company, LLC.

Series B Convertible Preferred Stock

The preferences and rights of the Series B preferred stock are as set forth in a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, or the Series B Certificate of Designation, which is included as Exhibit 3.7 to the registration statement of which this prospectus forms a part. The following is a summary of the material terms of our Series B preferred stock and is qualified in its entirety by the Series B Certificate of Designation. Please refer to the Series B Certificate of Designation for more information on the preferences, rights and limitations of Series B preferred stock.

Liquidation. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series B preferred stock will be entitled to receive distributions out of our assets, whether capital or surplus, of an amount equal to $0.001 per share of Series B preferred stock before any distributions shall be made on the Common Stock or any series of preferred stock ranked junior to the Series B preferred stock, but after distributions shall be made on any outstanding Series E preferred stock or Series F Preferred Stock and any of our existing or future indebtedness.

Dividends. Holders of the Series B preferred stock will be entitled to receive dividends equal (on an “as converted to Common Stock” basis) to and in the same form as dividends actually paid on shares of our Common Stock when, as and if such dividends are paid on shares of our Common Stock. No other dividends will be paid on shares of Series B preferred stock.

Conversion. Each share of Series B preferred stock is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of Common Stock determined by dividing $1,000 by the conversion price of $5.00 (subject to adjustment as described below). This right to convert is limited by the beneficial ownership limitation described below.

Forced Conversion. Subject to certain ownership limitations as described below and certain equity conditions being met, until such time that during any 30 consecutive trading days, the volume weighted average price of our Common Stock exceeds 300% of the conversion price and the daily dollar trading volume during such period exceeds $500,000 per trading day, we shall have the right to force the conversion of the Series B preferred stock into Common Stock.

Beneficial Ownership Limitation. A holder shall have no right to convert any portion of Series B preferred stock, to the extent that, after giving effect to such conversion, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any shares of Series B preferred stock, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon such conversion (subject to the right of the holder to increase such beneficial ownership limitation upon not less than 61 days prior notice provided that such limitation can never exceed 9.99% and such 61 day period cannot be waived). Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Holders of Series B preferred stock who are subject to such beneficial ownership limitation are and will remain responsible for ensuring their own compliance with Regulation 13D-G promulgated under the Securities Exchange Act of 1934, as amended, consistent with their individual facts and circumstances. In addition, pursuant to Rule 13d-3(d)(1)(i) promulgated under the Securities Exchange Act of 1934, as amended, any person who acquires Series B preferred stock with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying Common Stock.

Optional Redemption. Subject to the terms of the certificate of designation, the Company holds an option to redeem some or all the Series B preferred stock six months after its issuance date at a 200% premium to the stated value of the Series B preferred stock subject to the redemption, upon 30 days prior written notice to the holder of the Series B preferred stock. The Series B preferred stock would be redeemed by the Company for cash.

Subsequent Equity Sales. The Series B preferred stock has full-ratchet price based anti-dilution protection, subject to customary carve-outs, in the event of a down-round financing at a price per share below the conversion price of the Series B preferred stock. If during any 20 of 30 consecutive trading days the volume weighted average price of our Common Stock exceeds 300% of the then-effective conversion price of the Series B preferred stock and the daily dollar trading volume for each trading day during such 30 day period exceeds $500,000, the anti-dilution protection in the Series B preferred stock will expire and cease to apply.

Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in shares of Common Stock on shares of Common Stock or any other Common Stock equivalents, subdivide or combine outstanding Common Stock, or reclassify Common Stock, the conversion price will be adjusted by multiplying the then conversion price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event.

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our Common Stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of Common Stock, then following such event, the holders of the Series B preferred stock will be entitled to receive upon conversion of the Series B preferred stock the same kind and amount of securities, cash or property which the holders would have received had they converted the Series B preferred stock immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series B preferred stock.

Voting Rights, etc. Except as otherwise provided in the Series B Certificate of Designation or required by law, the Series B preferred stock has no voting rights. However, as long as any shares of Series B preferred stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B preferred stock, materially alter or change adversely the powers, preferences or rights given to the Series B preferred stock, materially amend the Series B Certificate of Designation, amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders, increase the number of authorized shares of Series B preferred stock, or enter into any agreement with respect to any of the foregoing. The Series B Certificate of Designation provides that if any party commences an action or proceeding to enforce any provisions thereunder, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding. This provision may, under certain circumstances, be inconsistent with federal securities laws and Delaware general corporation law.

Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of Series B preferred stock. Rather, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the conversion price. The Series B preferred stock was issued in book-entry form under a preferred stock agent agreement between Equiniti Trust Company as preferred stock agent, and us, and was initially represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. There is no established public trading market for the Series B preferred stock and we do not expect a market to develop. We do not plan on applying to list the Series B preferred stock on The Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

The transfer agent for our Series B preferred stock is Equiniti Trust Company, LLC.

Series E Convertible Preferred Stock

The preferences and rights of the Series E preferred stock are as set forth in a Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock, as amended, or the Series E Certificate of Designation, which is included as Exhibit 3.13 to the registration statement of which this prospectus forms a part. The following is a summary of the material terms of our Series E preferred stock and is qualified in its entirety by the Series E Certificate of Designation. Please refer to the Series E Certificate of Designation for more information on the preferences, rights and limitations of Series E preferred stock.

Liquidation. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series E preferred stock will be entitled to receive distributions out of our assets, whether capital or surplus, of the greater of (i) an amount equal to $1,000 per share plus accrued and unpaid dividends thereon or (ii) such amount as would be payable if the Series E preferred stock had been converted to common stock. Amounts payable to the Series E preferred stock upon any dissolution, liquidation or winding up are payable prior and in preference to the payment of any amounts to the holders of Series A-1 preferred stock, Series B preferred stock or common stock.

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Dividends. Holders of the Series E preferred stock are entitled to receive accruing dividends of 8% per annum, which dividends are cumulative and annually compounded. The holders of Series E preferred stock will be entitled to receive an amount equal (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock when, as and if such dividends are paid on shares of our common stock. We have an option to pay the Series E preferred stock’s accruing dividend in additional shares of Series E preferred stock..

Conversion. Each share of Series E preferred stock is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of Common Stock determined by dividing $1,000 by the conversion price of $10.725 (subject to adjustment as described below). This right to convert is limited by the beneficial ownership limitation described below.

Beneficial Ownership Limitation. A holder shall have no right to convert any portion of Series E preferred stock, to the extent that, after giving effect to such conversion, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 9.99% of the number of shares of the Common Stock outstanding immediately. Notwithstanding the foregoing, by written notice to the Corporation, any holder may, from time to time, reset the beneficial ownership limitation percentage applicable to such Holder to a higher or lower percentage; provided, however, that in no case will the beneficial ownership limitation exceed 19.99% unless the required Nasdaq Stockholder Approval has been obtained. Any increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. Any decrease in the beneficial ownership limitation swill be effective upon delivery to the Company.

Forced Conversion. If the Company’s average market capitalization is at least $100,000,000 both (i) on a given date, based on the closing price and number of shares outstanding and (ii) for the prior quarter, based on the volume-weighted average closing price during such quarter and number of shares outstanding on the last day of such quarter, the Series E preferred stock is subject to mandatory conversion (subject to the beneficial ownership limitation below).

Optional Redemption. Subject to the terms of the certificate of designation, the Company holds an option to redeem some or all the Series E preferred stock six at the stated value of the Series E preferred stock subject to the redemption, upon 30 days prior written notice to the holder of the Series E preferred stock. The Series E preferred stock would be redeemed by the Company for cash.

Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in shares of Common Stock on shares of Common Stock or any other Common Stock equivalents, subdivide or combine outstanding Common Stock, or reclassify Common Stock, the conversion price will be adjusted by multiplying the then conversion price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event.

Voting Rights, etc. The Series E preferred stock is entitled to vote on any matter presented to the Company’s stockholders, on an as-converted basis, provided that in no event shall the shares of Series E preferred stock be entitled to vote, on an as-converted basis and in the aggregate, more than 19.99% of the voting power of the Company’s outstanding shares of capital stock entitled to vote generally in the election of directors, unless approved by the Company’s stockholders in accordance with Nasdaq Listing Rule 5635(b). In addition, the Series E preferred stock is entitled to a separate class vote on (1) the liquidation, dissolution, winding up or other changes in control of the Company, (2) amendments of the Company’s certificate of incorporation or bylaws in a manner adverse to the Series E preferred stock, (3) amendments to the Series E Certificate of Designation, (4) the issuance of additional Series E preferred stock to any person other than the original holders, (5) the issuance of any shares in a new class or series of capital stock unless such new class or series of capital ranks junior to the Series E preferred stock, (6) the reclassification, alteration or amendment of any existing security with respect to dividend rights and rights in a liquidation of the Company that would render such security senior to the Series E Preferred Stock and (7) the repurchase or redemption of, or the payment of any dividend or distribution to, other classes or series of the Company’s capital stock, subject to certain exceptions.

Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of Series E preferred stock. Rather, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the conversion price.

The transfer agent for our Series E preferred stock is Equiniti Trust Company, LLC.

Series F Convertible Preferred Stock

The preferences and rights of the Series F preferred stock are as set forth in a Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock, as amended, or the Series F Certificate of Designation, which is included as Exhibit 3.15 to the registration statement of which this prospectus forms a part. The following is a summary of the material terms of our Series F preferred stock and is qualified in its entirety by the Series F Certificate of Designation. Please refer to the Series F Certificate of Designation for more information on the preferences, rights and limitations of Series F preferred stock.

Liquidation. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series F preferred stock will be entitled to receive distributions out of our assets, whether capital or surplus, of the greater of (i) an amount equal to $1,000 per share plus accrued and unpaid dividends thereon or (ii) such amount as would be payable if the Series F preferred stock had been converted to common stock. Amounts payable to the Series F preferred stock upon any dissolution, liquidation or winding up are payable prior and in preference to the payment of any amounts to the holders of Series A-1 preferred stock, Series B preferred stock or common stock.

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Dividends. Holders of the Series F preferred stock are entitled to receive accruing dividends of 5% per annum, which is compounded annually and is payable in cash or additional shares of Series F preferred stock at the election of the Company, until the third anniversary of the issuance date. Following the third anniversary of the issuance date, the Series F preferred stock will carry an 8% per year cumulative dividend, which is compounded annually and is payable in cash or additional shares of Series F Preferred Stock at the election of the holders. The holders of Series F preferred stock will be entitled to receive an amount equal (on an “as converted to Common Stock” basis) to and in the same form as dividends actually paid on shares of our common stock when, as and if such dividends are paid on shares of our Common Stock. Dividends will accrue through the date immediately prior to such date that the Milestones (as defined below) have been achieved.

Conversion. Each share of Series F preferred stock is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of Common Stock determined by dividing $1,000 by the conversion price of $3.664 (subject to adjustment as described below). This right to convert is limited by the beneficial ownership limitation described below.

Beneficial Ownership Limitation. The beneficial ownership limitation is initially 19.9% of the number of shares of the Common Stock and voting power outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such conversion notice before approval by our stockholders of the conversion of the shares of Series F preferred stock in excess of 19.9% of our Common Stock outstanding under the rules and regulations of Nasdaq (including, without limitation, Nasdaq Rule 5635(d) has been obtained and (ii) automatically and without further action will become 49.9% of the number of shares of the Common Stock and voting power outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such conversion notice if and after the Nasdaq Stockholder Approval has been obtained.

Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in shares of Common Stock on shares of Common Stock or any other Common Stock equivalents, subdivide or combine outstanding Common Stock, or reclassify Common Stock, the conversion price will be adjusted by multiplying the then conversion price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event.

Voting Rights, etc. The holders of the Series F preferred stock are entitled to vote on any matter presented to the Company’s stockholders, on an as-converted basis, provided that in no event shall any holder of the shares of the Series F preferred stock be entitled to vote, on an as-converted basis and in the aggregate, more than 19.9% of the voting power of the Company’s outstanding shares of capital stock (the “Voting Cap”), unless approved by the Company’s stockholders in accordance with Nasdaq Listing Rule 5635(b), at which time the Voting Cap will be increased to 49.9%. In addition, the Company will not take any of the following actions without the affirmative vote of the holders of a majority of the outstanding shares of the Series F preferred stock: (1) the liquidation, dissolution, winding up or other changes in control of the Company, (2) amendments of the Company’s certificate of incorporation or bylaws in a manner adverse to the Series F preferred stock, (3) amendments of the powers, preferences or rights given to the Series F preferred stock or amendments to the Series F Certificate of Designation, (4) the increase of the number of authorized shares of the Series F preferred stock or any additional class or series of capital stock of the Company unless the same ranks junior to the Series F preferred stock with respect to its rights, preferences and privileges, (5) the issuance of any shares of a new class or series of capital stock unless such new class or series of capital ranks junior to the Series F preferred stock, (6) the reclassification, alteration or amendment of any existing security with respect to dividend rights and rights in a liquidation of the Company that would render such security senior to the Series F preferred stock and (7) the repurchase or redemption of, or the payment of any dividend or distribution to, other classes or series of the Company’s capital stock, subject to certain exceptions..

Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of Series F preferred stock. Rather, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the conversion price.

The transfer agent for our Series F preferred stock is Equiniti Trust Company, LLC.

Warrants and Preferred Investment Options

As of February 29, 2024, we had outstanding warrants and preferred investment options to purchase Common Stock as follows:

	Total Outstanding and Exercisable	Underlying Shares of Common Stock	Exercise Price per Share	Expiration Date
Series 1 Warrants issued in the February 2018 Series B financing	8,979,000	2,993	$6,000.00	February 2025
Series 2 Warrants issued in the February 2018 Series B financing	8,709,500	2,903	$6,000.00	February 2025
Placement agent warrants issued in the January 2022 financing	1,330,000	4,433	$150.00	January 2027
Warrants issued in the January 2022 financing	16,150,000	53,833	$144.00	July 2027
Series A Preferred Investment Options issued in August 2022 financing	2,853,883	190,259	$22.53	February 2028
Series B Preferred Investment Options issued in August 2022 financing	2,853,883	190,259	$22.53	August 2024
Placement agent Preferred Investment Options issued in the August 2022 financing	171,233	11,416	$32.85	August 2027
Total as of December 31, 2023	41,047,499	456,096

Series 1 and Series 2 Warrants

The material terms and provisions of the Series 1 and Series 2 Warrants are summarized below. This summary of some provisions of the Series 1 and Series 2 Warrants is not complete and is qualified in its entirety by the form of warrant filed as Exhibit 4.4 to the registration statement of which this prospectus is a part. Pursuant to a warrant agency agreement between us and Equiniti Trust Company, LLC, as warrant agent, the warrants were issued in book-entry form and were initially represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exercise. The Series 1 Warrants are immediately exercisable and expire on the seventh anniversary of the date of issuance. The Series 2 Warrants are immediately exercisable and expire on the earlier of (i) the seventh anniversary of the date of issuance or (ii) the 60th calendar day following the receipt and announcement of FDA clearance of our Pantheris below-the-knee device (or the same or similar product with a different name); provided, however, if at any time during such 60-day period the volume weighted average price for any trading day is less than the then effective exercise price, the termination date shall be extended to the seven-year anniversary of the initial exercise date. Each whole Series 1 or Series 2 Warrant is exercisable to purchase one share of our Common Stock at an exercise price of $400.00 per share at any time prior to expiration. The Series 1 and Series 2 Warrants are each governed by the terms of a global warrant certificate deposited with DTC. The holder of a Series 1 or Series 2 Warrant will not be deemed a holder of our underlying Common Stock until such warrant is exercised, except as set forth in such warrant. The holders Series 1 and Series 2 Warrants must pay the exercise price in cash upon exercise of the Series 1 and Series 2 Warrants, unless such holders are utilizing the cashless exercise provision of the Series 1 and Series 2 Warrants, which is only available in certain circumstances such as if the underlying shares are not registered with the SEC pursuant to an effective registration statement.

Beneficial Ownership Limitation. Subject to limited exceptions, a holder of Series 1 or Series 2 Warrants will not have the right to exercise any portion of its Series 1 or Series 2 Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of Common Stock in excess of 4.99% (or, at the election of the holder, 9.99%) of the shares of our Common Stock then outstanding after giving effect to such exercise; provided, however, that upon notice to the Company, the holder may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to us.

Stock Dividends and Stock Splits. The exercise price and the number of shares issuable upon exercise of the Series 1 and Series 2 Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our Common Stock.

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of Common Stock, then following such event, the holders of the Series 1 and Series 2 Warrants will be entitled to receive upon exercise of the Series 1 and Series 2 Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Series 1 and Series 2 Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series 1 and Series 2 Warrants. Further, as more fully described in the Series 1 and Series 2 Warrants, in the event of certain fundamental transactions, the holders of the Series 1 and Series 2 Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Series 1 or Series 2 Warrants on the date of consummation of such transaction. Upon the holder’s exercise of a Series 1 or Series 2 Warrant, we will issue the shares of Common Stock issuable upon exercise of the Series 1 or Series 2 Warrant within the earlier of two trading days following our receipt of a notice of exercise or the standard settlement period for the market on which the Common Stock is then listed, provided that payment of the exercise price has been made (unless exercised via the “cashless” exercise provision). Prior to the exercise of any Series 1 or Series 2 Warrants, holders of the Series 1 or Series 2 Warrants will not have any of the rights of holders of the Common Stock purchasable upon exercise, including the right to vote, except as set forth therein. The Series 1 and Series 2 Warrants are not listed on any securities exchange, and we do not intend to apply for listing of the Series 1 and Series 2 Warrants on any securities exchange or other trading system.

Warrants issued in January 2022

The material terms and provisions of the Common Stock purchase warrants (the “January 2022 Warrants”) and the placement agent warrants (the “Placement Agent Warrants”) issued in January 2022 are summarized below. This summary of the provisions of the January 2022 Warrants and Placement Agent Warrants is not complete and is qualified in its entirety by the form of January 2022 Warrant and Placement Agent Warrant filed as Exhibit 4.6 and 4.7, respectively, to the registration statement of which this prospectus is a part. The Placement Agent Warrants have the same terms as the January 2022 Warrants, except that the Placement Agent Warrants have an exercise price of $10.00 and will expire on January 12, 2027.

Exercise. Each January 2022 Warrant became exercisable on July 14, 2022 and has an initial exercise price of $9.60 per share. Each January 2022 Warrant may be exercised, in cash or, if no effective registration statement is available registering the issuance of the shares of Common Stock underlying the January 2022 Warrants, by a cashless exercise, at any time beginning on July 14, 2022 (the “Initial Exercise Date”), and from time to time thereafter through and including the fifth anniversary of the Initial Exercise Date. The January 2022 Warrants will be exercisable in whole or in part by delivering to the company a completed instruction form for exercise and complying with the requirements for exercise set forth in the January 2022 Warrant. Payment of the exercise price may be made in cash or, if no effective registration statement is available registering the issuance of the shares of Common Stock underlying the January 2022 Warrants, pursuant to a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the January 2022 Warrant.

No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the January 2022 Warrant. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we may, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Failure to Timely Deliver Shares. If we fail to deliver to the holder a certificate representing shares issuable upon exercise of a January 2022 Warrant or to credit the holder’s balance account with The Depository Trust Company for such number of shares of Common Stock to which the holder is entitled upon the holder’s exercise of the January 2022 Warrant, in each case, by the delivery date set forth in the January 2022 Warrant, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the holder of the warrant shares which the holder anticipated receiving upon such exercise, or a Buy-In, then we shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of warrant shares that we were required to deliver to the holder in connection with the exercise at issue, times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the applicable warrant and equivalent number of warrant shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of shares of Common Stock that would have been issued had we timely complied with our exercise and delivery obligations. In addition, if we fail to deliver to the holder any Common Stock pursuant to a validly-exercised January 2022 Warrant, we will be required to pay liquidated damages in the amount of $10 per trading day (increasing to $20 per trading day on the third trading day after the warrant share delivery date) for each $1,000 of the shares of Common Stock exercised but not delivered until such time the shares of Common Stock are delivered or the holder rescinds such exercise.

Exercise Limitation. In general, a holder will not have the right to exercise any portion of a January 2022 Warrant if the holder (together with its Attribution Parties (as defined in the January 2022 Warrant)) would beneficially own in excess of 4.99% or 9.99%, at the election of the holder, of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Adjustment for Stock Splits. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the January 2022 Warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, and combinations of our Common Stock.

Dividends or Distributions. If we declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to holders of shares of our Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) at any time after the issuance of the January 2022 Warrants, then, in each such case, the holders of the January 2022 Warrants shall be entitled to participate in such distribution to the same extent that the holders would have participated therein if the holders had held the number of shares of Common Stock acquirable upon complete exercise of the January 2022 Warrants.

Purchase Rights. If we grant, issue or sell any shares of our Common Stock or securities exercisable for, exchangeable for or convertible into our Common Stock, or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of our Common Stock, referred to as Purchase Rights, then each holder of the January 2022 Warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon complete exercise of the January 2022 Warrant immediately before the record date, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined, for the grant, issue or sale of such Purchase Rights.

Fundamental Transaction. If a Fundamental Transaction (as defined in the January 2022 Warrants and described below) occurs, the holder will thereafter have the right to receive upon an exercise of the January 2022 Warrants at any time after the consummation of the Fundamental Transaction but prior to the applicable expiration date of the January 2022 Warrants, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the January 2022 Warrants are exercisable immediately prior to such Fundamental Transaction on the exercise of the January 2022 Warrants. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. Additionally, the Company will cause any successor entity to assume all of our obligations under the January 2022 Warrants with the same effect as if such successor entity had been named in the warrant itself. If holders of our Common Stock are given a choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the January 2022 Warrants, following such Fundamental Transaction. These provisions apply similarly and equally to successive Fundamental Transactions and other corporate events described in the January 2022 Warrants and will be applied without regard to any limitations on the exercise of the warrant. In the event of a Fundamental Transaction other than one in which a successor entity that is a publicly traded corporation whose stock is quoted or listed on a trading market assumes the January 2022 Warrant such that the January 2022 Warrant shall be exercisable for the publicly traded Common Stock of such successor entity and only if such Fundamental Transaction is within the Company’s control and the consideration is in all stock in the successor entity, then, at the request of the holder, we or the successor entity shall purchase the unexercised portion of the January 2022 Warrants from the holder by paying to the holder, on or prior to the second trading day after such request (or, if later, on the effective date of the Fundamental Transaction), an amount, in the same type or form of consideration that is being paid to holders of Common Stock in such Fundamental Transaction, equal to the Black-Scholes Value (as defined below) of the remaining unexercised portion of the January 2022 Warrants on the date of such Fundamental Transaction, subject to certain limitations in the event of a Fundamental Transaction not within our control.

Transferability. Subject to applicable laws, the January 2022 Warrants may be offered for sale, sold, transferred or assigned. There is currently no trading market for the January 2022 Warrants and a trading market is not expected to develop.

Rights as a Shareholder. Except as otherwise provided in the January 2022 Warrants or by virtue of a holder’s ownership of shares of our Common Stock, the holders of the January 2022 Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, unless and until they exercise their warrants.

Amendments. Each January 2022 Warrant may be amended with the written consent of the holder of such January 2022 Warrant and us.

Listing. There is no established public trading market for the January 2022 Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the January 2022 Warrants on any national securities exchange.

Definitions Relating to the January 2022 Warrants

“Black Scholes Value” means the value of the January 2022 Warrants based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the termination date of the January 2022 Warrants, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the trading day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any noncash consideration, if any, being offered in such Fundamental Transaction, (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the termination date of the January 2022 Warrants, and a zero cost of borrow.

“Fundamental Transaction” means (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation with or into another person, (ii) we or any of our subsidiaries, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of our Common Stock or any compulsory share exchange pursuant to which our Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of our Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination).

Equity Awards

As of December 31, 2023, there were 115,807 shares of our Common Stock issuable upon exercise or vesting of outstanding awards under our 2015 Equity Incentive Plan.

Exclusive Jurisdiction

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for:

●	any derivative action or proceeding brought on behalf of us;

●	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders;

●	any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws; or

●	any action asserting a claim against us governed by the internal affairs doctrine.

The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in such action.

Anti-Takeover Effects of Delaware Law and Our Charter and Bylaws

Certain provisions of Delaware law, our Charter, and our Bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years of the date on which it is sought to be determined whether such person is an “interested stockholder,” did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in our control.

Charter and Bylaw Provisions. Our Charter and our Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

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Board of directors vacancies. Our Charter and Bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by our board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

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Classified board. Our Charter and Bylaws provide that our board is classified into three classes of directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

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Stockholder action; special meeting of stockholders. Our Charter provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock may not be able to amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Bylaws. Our Bylaws further provide that special meetings of our stockholders may be called only by our board of directors, the Chairman of our Board of Directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

●

Advance notice requirements for stockholder proposals and director nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

●

No cumulative voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.

●	Directors removed only for cause. Our Charter provides that stockholders may remove directors only for cause.

●

Amendment of charter provisions. Any amendment of the above provisions in our Charter would require approval by holders of at least 66 and 2/3% of the voting power of our then outstanding voting securities.

●

Issuance of undesignated preferred stock. Our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, NY 11219. Our shares of Common Stock are issued in uncertificated form only, subject to limited circumstances.

Market Listing

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “AVGR.”

THE PRIVATE PLACEMENT

On March 4, 2024, the Company and the Selling Stockholder, Zylox-Tonbridge Medical Limited, a wholly-owned subsidiary of Zylox-Tonbridge, entered into a Securities Purchase Agreement (the “Purchase Agreement”), pursuant to which the Selling Stockholder agreed to purchase, in two tranches, up to an aggregate of $15 million in shares of the Company’s Common Stock, and shares of two new series of the Company’s preferred stock (the “Private Placement”). On March 5, 2024, (the “Initial Closing”), the Company issued to the Selling Stockholder 75,327 shares of Common Stock at a purchase price per share of $3.664 (the “Purchase Price”), and 7,224 shares of Series F Preferred Stock, for an aggregate purchase price of $7.5 million.

Each share of Series F Preferred Stock has a stated value of $1,000 and is initially convertible into approximately 273 shares of Common Stock at a conversion price equal to the Purchase Price, subject to the terms of the Certificate of Designation of Preferences, Rights, and Limitations of the Series F Preferred Stock (the “Series F Certificate of Designation”).

Upon completion of the following as mutually agreed upon by the Company and the Purchaser: (i) the successful registration and listing under 21 CFR part 807 with the FDA of the Purchaser and one of its designated affiliates to manufacture Avinger’s products, and (ii) the Company achieving an aggregate of $10 million in gross revenue within any four consecutive fiscal quarters after the Initial Closing, excluding any gross revenue achieved by Avinger under the License Agreement discussed above (together, the “Milestones”), the Purchaser will invest an additional $7.5 million (the “Milestone Closing”) to purchase shares of the Company new Series G convertible preferred stock, par value $0.001 per share (the “Series G Preferred Stock”). Each share of Series G Preferred Stock will have a stated value of $1,000 and will be convertible into shares of Common Stock at a conversion price of equal to the lowest of (x) the Purchase Price, (y) the closing price of the Common Stock on the date immediately preceding the Milestone Closing, and (z) the average of the closing price for the last five trading days preceding the Milestone Closing, provided that the conversion price will be no less than $0.20.

The Company’s obligations to (i) accept conversion of the shares of Series F Preferred Stock in excess of 19.99% of the Company’s outstanding Common Stock as of the date of the Purchase Agreement and (ii) issue and sell shares of Series G Preferred Stock upon completion of the Milestones are each subject to receipt of the approval of the Company’s stockholders as is necessary under the rules and regulations of Nasdaq (including, without limitation, Nasdaq Rule 5635(d)).

In connection with the Purchase Agreement, the Company and the Selling Stockholder also entered into a registration rights agreement (the “Registration Rights Agreement”) in conjunction with the Initial Closing, pursuant to which the Company agreed to file an initial registration statement with the SEC within 30 days following the Initial Closing for purposes of registering the resale of the shares of Common Stock issued in the Private Placement at the Initial Closing. The Company also agreed to use reasonable best efforts to cause the SEC to declare the registration statement effective as soon as practicable and no later than the earlier of (i) the 60th calendar day following the closing of the Private Placement (or 90th calendar day in the event of a full review by the SEC) and (ii) the 5th trading day after the date the Company is notified by the SEC that the registration statement will not be reviewed or will not be subject to further review. The Company further agreed to file additional registration statements as necessary to register additional registrable securities not registered in the initial registration statement, including the shares of Common Stock issuable upon conversion of the Series G preferred stock if and when issued. The Company also agreed to use its reasonable best efforts to keep each registration statement continuously effective until the earlier of (i) the date on which the securities may be resold without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 or (ii) all of the securities have been sold or otherwise have ceased to be outstanding.

SELLING STOCKHOLDER

The Common Stock being offered by the Selling Stockholder are those shares issued and issuable to the Selling Stockholder upon conversion of the unregistered Series F Preferred Stock issued to the Selling Stockholder in connection with the Private Placement. For additional information regarding the issuances of those securities, see “Private Placement,” above. We are registering the shares of Common Stock in order to permit the Selling Stockholder to offer the shares for resale from time to time.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership of the shares of Common Stock by the Selling Stockholder. The second column lists, as of April 2, 2024, the number of shares of Common Stock beneficially owned by the Selling Stockholder based on its ownership of shares of Common Stock and Series F Preferred Stock convertible into shares of Common Stock. The third column lists the shares of Common Stock being offered by the Selling Stockholder under this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

This prospectus generally covers the resale of the sum of (i) 75,327 shares of Common Stock sold to the Selling Stockholder in the Private Placement and (ii) 1,971,616 shares of Common Stock issuable to the Selling Stockholder upon exercise of the Series F Preferred Stock issued to the Selling Stockholder in connection with the Private Placement, in each case determined as if the unregistered Series F Preferred Stock were converted in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC.

Under the terms of the Series F Preferred Stock issued in the Private Placement, the Selling Stockholder may not convert shares of Series F Preferred Stock into shares of Common Stock if the applicable holder would beneficially own in excess of 19.9% of the Company’s outstanding voting power, unless approved by the Company’s stockholders in accordance with Nasdaq Listing Rule 5635(b). Upon such stockholder approval, the beneficial ownership limitation will be increased to 49.9% of the Company’s outstanding voting power. The number of shares in the second and fourth column of the table below do not reflect this limitation. The Selling Stockholder may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Beneficially Owned After Offering	Percentage of Shares of Common Stock Beneficially Owned After Offering
Zylox Tonbridge Medical Limited. 6/F Manulife Place, 348 Kwun Tong Road, KL, Hong Kong	2,046,943	2,046,943	-	-

(1)

The number of shares of Common Stock owned prior to offering by the Selling Stockholder under this prospectus include the following: (i) 75,327 shares of Common Stock and (ii) 1,971,616 shares of Common Stock underlying shares of Series F Preferred Stock sold to the Selling Stockholder.

Other Transactions with the Selling Stockholder

On March 4, 2024, the Company entered into a License and Distribution Agreement (the “License Agreement”) with Zylox-Tonbridge Medical Technology Co., Ltd. (“Zylox-Tonbridge”), the Selling Stockholder’s parent company, pursuant to which the Company agreed to license and distribute certain of the Company’s products (including consumables) in the Greater China region, including mainland China, Hong Kong, Macao, and Taiwan (the “Territory”). Zylox-Tonbridge will lead all regulatory activities for the registration of the Avinger products in the Territory. Avinger will also license its intellectual property and know-how related to Avinger products to Zylox-Tonbridge so that Zylox-Tonbridge can manufacture the localized products in the Territory. Avinger will supply Avinger products to Zylox-Tonbridge until Zylox-Tonbridge’s manufacturing capability has been established and Zylox-Tonbridge has obtained the regulatory approval of the localized products manufactured by Zylox-Tonbridge. All sales of Avinger products locally manufactured by Zylox-Tonbridge with regulatory approval by the regulatory authorities in the Territory and commercialized in the Territory will be royalty bearing to Avinger at a rate from a mid-single to high-single digit percentage depending on the amount of gross revenue as defined in the License Agreement, with certain increases depending on the amount of product gross margin. The License Agreement has an initial term of 20 years, which shall be further automatically extended for additional 20-year terms, subject to certain conditions. The License Agreement may not be terminated by either party, other than for certain uncured material breaches or the other party’s insolvency.

In connection with the License Agreement, on March 4, 2024, the Company and Zylox-Tonbridge also entered into a Strategic Cooperation and Framework Agreement in conjunction with the Initial Closing (the “Collaboration Agreement” and, together with the License Agreement, the “Strategic Collaboration”), which provides the opportunity for the Company to access certain Zylox-Tonbridge peripheral vascular products for distribution in the U.S. and Germany. The agreement also provides the option for Avinger to source finished goods inventory from Zylox-Tonbridge following registration of Zylox-Tonbridge’s manufacturing facility with the U.S. Food & Drug Administration.

Additionally, pursuant to the terms of the Purchase Agreement in connection with the Private Placement, the Company provided Zylox the right to appoint one member of the Company’s Board and upon the Initial Closing, the Company appointed Jonathon Zhong Zhao, Ph.D. as a member of the board of directors.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Principal Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect or otherwise have ceased to be outstanding. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Dorsey & Whitney LLP, Salt Lake City, UT.

EXPERTS

The financial statements and financial statements schedules incorporated in this Registration Statement on Form S-3 by reference from Avinger, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern uncertainty)  given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Documents Incorporated by Reference” are also available on our Internet website, www.avinger.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 20, 2024;

●	our Current Reports on Form 8-K filed with the SEC on January 26, 2024, March 7, 2024, March 8, 2024 and March 12, 2024; and

●

the description of our Common Stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on January 27, 2015, as updated by the description of our Common Stock contained in Exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 6, 2020.

We also incorporate by reference any future filings (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) after the effectiveness of the registration statement but prior to the termination of the offering of the securities covered by this prospectus, excluding, in each case, information deemed furnished and not filed.

Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Avinger, Inc.

400 Chesapeake Drive

Redwood City, CA 94063

Attention: Secretary

Telephone: (650) 363-2400

You may also access the documents incorporated by reference in this prospectus through our website at www.avinger.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

2,046,943 Shares of Common Stock Offered by the Selling Stockholder

Avinger, Inc.

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses (other than the actual registration fee), other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered

Securities and Exchange Commission registration fee	$895
FINRA filing fee	*
Accounting fees and expenses	*
Legal fees and expenses	*
Transfer agent fees and expenses	*
Printing and miscellaneous expenses	*
Total	$ *

*These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time. An estimate of the aggregate amount of these expenses will be reflected in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL, provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of ours may, and in certain cases must, be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.

Article VIII of our Charter provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VIII of our Bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

We have entered into indemnification agreements with certain of our directors, executive officers and others, in addition to indemnification provided for in our Bylaws.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions. Such insurance also provides coverage to our directors and officers against loss arising from claims relating to, among other things, public securities matters.

See also the undertakings set out in response to Item 17 herein.

Item 16. Exhibits

Exhibit Number	Exhibit Title
3.1	Amended and Restated Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on February 6, 2015).
3.2	Bylaws of the registrant (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on February 6, 2015).
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on February 2, 2018).
3.4

Avinger, Inc. Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock incorporated by reference to Exhibit 3.4 to Amendment No. 2 to our Registration Statement on Form S-1 filed on February 12, 2018).

3.5

Avinger, Inc. Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.5 to Amendment No. 3 to our Registration Statement on Form S-1 filed on February 13, 2018).

3.6

Avinger, Inc. Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-Kfiled on November 6, 2018).

3.7

Certificate of Amendment to the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on November 6, 2018).

3.8	Certificate of Amendment to the Restated Certificate of Incorporation of Avinger, Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on June 21, 2019).
3.9	Amendment to the Amended and Restated Bylaws of Avinger, Inc., dated as of October 27, 2021 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on October 29, 2021).
3.10

Avinger, Inc. Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on January 18, 2022).

3.11

Certificate of Amendment to the Restated Certificate of Incorporation Avinger, Inc. dated March 11, 2022 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on March 14, 2022).

3.12

Certificate of Amendment to the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, as filed on December 22, 2022 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on December 23, 2022).

3.13

Avinger, Inc. Certificate of Designation of Preferences, Rights, and Limitations of Series E Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on August 4, 2023).

3.14

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Avinger, Inc., dated September 11, 2023 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on September 12, 2023).

3.15

Certificate of Designation of Preferences, Rights, and Limitations of Series F Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed March 7, 2024).

3.16

Certificate of Designation of Preferences, Rights, and Limitations of Series A-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed March 7, 2024).

3.17

Certificate of Amendment to the Certificate of Designation of Preferences, Rights, and Limitations of Series E Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 to our Current Report on Form 8-K filed March 7, 2024).

4.1	Specimen Common Stock certificate of the registrant (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to our Registration Statement on Form S-1 filed on October 19, 2018).

4.2	Specimen Series 1/2 warrant of the registrant (incorporated by reference to Exhibit 4.2 to Amendment No. 3 to our Registration Statement on Form S-1 filed on February 13, 2018).
4.3	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.4 to Amendment No. 1 to our Registration Statement on Form S-1 filed on October 19, 2018).
4.4	Description of Registrant’s Securities (incorporated by reference to Exhibit 4.5 to our Annual Report on Form 10-K filed on March 6, 2020).
4.5	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit .1 to our Current Report on Form 8-K filed on January 12, 2022).
4.6	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on January 12, 2022).
4.7	Form of Pre-Funded Common Stock Purchase Warrant - Registered Direct Offering (August 2022) (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on August 8, 2022).
4.8	Form of Pre-Funded Common Stock Purchase Warrant - Private Placement Offering (August 2022) (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on August 8, 2022).
4.9	Form of Series A Preferred Investment Option (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed on August 8, 2022).
4.10	Form of Series B Preferred Investment Option (incorporated by reference to Exhibit 4.4 to our Current Report on Form 8-K filed on August 8, 2022).
4.11	Form of Placement Agent Preferred Investment Option (incorporated by reference to Exhibit 4.5 to our Current Report on Form 8-K filed on August 8, 2022).
10.1

Securities Purchase Agreement, dated March 4, 2024, made by and between Avinger, Inc. and Zylox-Tonbridge Medical Limited (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed March 7, 2024).

10.2

Registration Rights Agreement, dated March 5, 2024, made by and between Avinger, Inc. and Zylox-Tonbridge Medical Limited (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed March 7, 2024).

5.1*	Opinion of Dorsey & Whitney LLP
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page to this registration statement on Form S-3).
107*	Filing Fee Table

* Filed herewith

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on April 3, 2024.

Avinger, Inc.

By:	/s/ Jeffrey M. Soinski
Name:	Jeffrey M. Soinski
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey M. Soinski and Nabeel Subainati, and each of them singly, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey M. Soinski	Chief Executive Officer and Director	April 3, 2024
Jeffrey M. Soinski	(Principal Executive Officer)

/s/ Nabeel Subainati	Vice President, Finance	April 3, 2024
Nabeel Subainati	(Principal Financial and Accounting Officer)

/s/ James B. McElwee	Director	April 3, 2024
James B. McElwee

/s/ James G. Cullen	Director	April 3, 2024
James G. Cullen

/s/ Tamara N. Elias	Director	April 3, 2024
Tamara N. Elias

	Director	April 3, 2024
Jonathan Zhong Zhao, Ph.D.